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                              EXHIBIT 99.2


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NASDAQ: MIND
     CONTACT:                      -OR-        INVESTOR RELATIONS COUNSEL:
     Mitcham Industries, Inc.                  The Equity Group Inc.
     Robert Rios                               Eileen Harris (212) 836-9605
     Chief Financial Officer (409) 291-2277    Linda Latman (212) 836-9609


                          FOR IMMEDIATE RELEASE


         MITCHAM INDUSTRIES CALLS COMMON STOCK PURCHASE WARRANTS

HUNTSVILLE, TX, April 30, 1996 -- Mitcham Industries, Inc. (Nasdaq National
Market: MIND), the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas industry, today announced it has called for redemption its publicly traded Common Stock Purchase Warrants.
The Redemption Date is Wednesday, May 29, 1996. Each Warrant that has not been exercised by the Redemption Date will be redeemed by Mitcham for $.05 per Warrant. 895,000 Warrants were issued as part of the units in the Company's initial public offering in January 1995. There are currently 645,000 Warrants outstanding, each of which entitles the holder to purchase one share of Common Stock at a price of $3.50 per share.

Holders of Warrants may exercise their Warrants anytime prior to 5:00 p.m. Eastern Daylight Time on the Redemption Date. There will be no market for the Warrants and they may not be exercised after the Redemption Date.

Proceeds from the exercise of the Warrants will be used to purchase additional 3-D seismic equipment and for general working capital purposes.

Mitcham Industries, Inc. is the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas exploration industry. Mitcham also sells new and "experienced" seismic equipment. The Company has sold and leased seismic equipment for over nine years.

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